CONTACT:       Linda J. Wachner               Lawrence A. Rand
               The Warnaco Group, Inc.        Kekst and Company
               212-370-8204                   212-521-4800

               Arnold Simon
               Designer Holdings Ltd.
               212-445-9600

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

  THE WARNACO GROUP, INC. SIGNS DEFINITIVE MERGER AND EXCHANGE AGREEMENTS TO
  --------------------------------------------------------------------------
               ACQUIRE DESIGNER HOLDINGS LTD. FOR WARNACO STOCK
               ------------------------------------------------

                 --Warnaco To Acquire In A First Step Exchange
         A Majority of Designer Holdings Stock From New Rio, L.L.C.--


NEW YORK, NEW YORK, SEPTEMBER 25, 1997--The Warnaco Group, Inc. (NYSE:WAC)

and Designer Holdings Ltd. (NYSE:DSH) jointly announced that they have entered into a definitive merger agreement for the previously announced acquisition of Designer Holdings by Warnaco.



Pursuant to the terms of the merger agreement, which was approved by the

Board of Directors of both companies, all Designer Holdings shareholders will receive .324 of a share of Warnaco common stock for each Designer Holdings share they own.  The transaction is intended to qualify as a tax-free reorganization.  Based upon the average of the last eight trading days of

Warnaco stock, the value to the Designer Holdings shareholders is approximately $11 per share.  Following the consummation of the merger, which is expected to take place by the end of the year, the shareholders of

Designer Holdings would own approximately 16%, on a fully-diluted basis, of

Warnaco's shares outstanding.


In connection with the transaction, Warnaco has also entered into an exchange agreement to acquire, as a first step, for the same per share consideration as that to be paid in the merger, all the shares of Designer Holdings owned by New Rio, L.L.C., which owns a majority of Designer Holdings' outstanding shares. Under the terms of the Warnaco/New Rio exchange agreement, which is expected to close upon termination of the waiting periods for the exchange and the merger under the Hart-Scott-Rodino Act, New Rio has agreed to support the merger and not to dispose of any of the Warnaco shares it receives in the exchange until the Warnaco-Designer Holdings merger is consummated.



Upon the completion of the Warnaco/New Rio share exchange, Warnaco will be entitled to designate a majority of members to the Designer Holdings Board of

Directors.



The merger (but not the New Rio exchange) requires approval by a majority of the outstanding shares of Designer Holdings, which would be satisfied in light of Warnaco's agreement to vote the Designer Holdings shares acquired from New Rio in support of the Warnaco-Designer Holdings merger.  The merger

(but not the New Rio exchange) may also require approval by Warnaco stockholders to the extent such approval would be required by applicable New

York Stock Exchange requirements.



Linda J. Wachner, Chairman and Chief Executive Officer of Warnaco, said, "The acquisition of Designer Holdings provides an excellent opportunity to build value for our shareholders.  We're extremely proud of our association with

Calvin Klein.  The Calvin Klein Jean (Registered Trademark) and Khakis

(Registered Trademark) brands are among the most highly desired and successful labels in the jeanswear and casual sportswear marketplace, and complement Warnaco's existing product lines, including Calvin Klein

(Registered Trademark) underwear for men and women and Calvin Klein

(Registered Trademark) men's accessories. We look forward to working with

Arnold Simon to further the Calvin Klein Jeans (Registered Trademark) and

Khakis (Registered Trademark) businesses by aggressively pursuing new avenues for growth."



Arnold Simon, President and Chief Executive Officer of Designer Holdings,

said, "Warnaco has established an outstanding record of building highly-

recognized consumer apparel brands.  The Calvin Klein Jeans (Registered

Trademark) and Khakis (Registered Trademark) businesses will benefit from this expertise and will be even better-positioned for long-term growth.

Moreover, by receiving Warnaco common stock, Designer Holdings shareholders will be able to participate in our future success."



Lazard Freres & Co. has provided a fairness opinion to Warnaco, and Merrill

Lynch & Co. has provided a fairness opinion to Designer Holdings.



The Warnaco Group, Inc. headquartered in New York, is a leading manufacturer of intimate apparel, menswear, and accessories sold under such brands as

Warner's (Registered Trademark), Olga (Registered Trademark), Valentino

Intimo (Registered Trademark), Marilyn Monroe (Registered Trademark), Fruit

of the Loom (Registered Trademark) bras, Van Raalte (Registered Trademark),

Lejaby (Registered Trademark), Bodyslimmers (Registered Trademark), Chaps by

Ralph Lauren (Registered Trademark) and Calvin Klein (Registered Trademark)

men's and women's underwear and men's accessories.



Designer Holdings Ltd. has a 40-year extendable license to develop, source and market designer sportswear collections under the Calvin Klein Jeans

(Registered Trademark), CK/Calvin Klein Jeans (Registered Trademark) and

CK/Calvin Klein/Khakis (Registered Trademark) labels.  Products for men,

juniors, women and petites are distributed through a broad range of department stores and specialty store.

The offering of Warnaco stock in the merger will be made only by means of a prospectus.



                                      ###